EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors

Sturm, Ruger & Company, Inc.:
     We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-84677 and 333-53234) of Sturm, Ruger & Company, Inc. of our report dated March 8, 2005, except as to note 2 to the financial statements which is as of March 31, 2006, with respect to the balance sheet of Sturm, Ruger & Company, Inc. as of December 31, 2004 and 2003, and the related statements of income, stockholders’ equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 2004, and our report dated March 8, 2005, except as to the third, fifth, and sixth paragraphs of Management’s Report on Internal Control Over Financial Reporting (as restated), which are as of March 31, 2006, on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of Sturm, Ruger & Company, Inc.
     Our report on Internal Control over Financial Reporting expresses our opinion that Sturm, Ruger & Company, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weakness has been identified and included in management’s revised assessment: As of December 31, 2004, the Company did not maintain adequate supervisory review controls over the data used to calculate the LIFO index. This control deficiency resulted in a material error that required the Company to restate its previously issued financial statements as of and for the year ended December 31, 2004. Also this control deficiency results in more than a remote likelihood that a material misstatement of annual or interim financial statements would not be prevented or detected.
Stamford, Connecticut
/s/ KPMG LLP
April 28, 2006